EXHIBIT 3.2

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES AND
PRIVILEGES OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF MOUNTAIN HIGH ACQUISITIONS CORP.,
a Colorado corporation

RESOLVED, that the Board of Directors hereby fixes and determines the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of Shares constituting such series shall be 200,000. The rights, preferences, powers, restrictions and limitations of the Series B Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Board” means the Board of Directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the City of Los Angeles are authorized or required by law or executive order to close.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock.

“Conversion Price” means, initially, $0.075 per share of Common Stock, subject to adjustment from time to time as set forth in Section 6.

"Conversion Ratio" at any date means the Stated Value divided by the Conversion Price at such date.

“Corporation” means Mountain High Acquisitions Corp.

“Date of Issuance” means, for any Share of Series B Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

“Holder” shall mean a holder of record of an outstanding Share or Shares.

“Liquidation” has the meaning set forth in Section 3.

“Parity Stock” means the Common Stock and each other class of capital stock or series of preferred stock established by the Board after the Date of Issuance, the terms of which expressly provide that such class or series will rank on parity with the Series B Preferred Stock upon the liquidation, winding-up or dissolution of the Corporation.

“Preferred Stock” means the preferred stock, par value $0.001 per share, of the Corporation.

“Redemption Date” means the date fixed by the Corporation for redemption.

“Redemption Notice” has the meaning set forth in Section 5.2.

"Redemption Price" has the meaning set forth in Section 5.2.

“Sale” means (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other binding share exchange or corporate reorganization, other than a consolidation or merger in which the Corporation is the continuing corporation; (ii) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that a Sale shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof, or (iii) the sale, conveyance, exchange or transfer (for cash, shares of stock, other securities or other consideration) of all or substantially all the assets or business of the Corporation.

“Senior Stock” means each class of capital stock or series of preferred stock established by the Board after the Date of Issuance, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock upon the liquidation, winding-up or dissolution of the Corporation.

“Series B Preferred Stock” has the meaning set forth in Section 1.

“Share” means a share of Series B Preferred Stock.

“Stated Value” means, with respect to any Share on any given date, $0.75 per share of Series B Preferred Stock.

3. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation ( a “Liquidation”), the holders of Shares of Series B Preferred Stock then outstanding shall, subject to the prior rights of any holders of Senior Stock and the pari passu rights of any holders of Parity Stock, be entitled to participate with the holders of shares of Common Stock then outstanding, pro rata as a single class based on the number of outstanding shares of Common Stock on an as-converted basis held by each holder as of immediately prior to the Liquidation, in the distribution of all the assets and funds of the Corporation available for distribution to its stockholders.

4. Voting. Each Holder shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each Share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the Share is convertible pursuant to Section 6 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent, multiplied by 20. Each Holder shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws.

5. Redemption.

5.1 At any time and from time to time on or after the third anniversary of the Date of Issuance, the Corporation shall have the right, at its option, to redeem all or a portion of the outstanding shares of the Series B Preferred Stock, subject to the legal availability of funds therefor, at a price payable in cash equal to the Stated Value (the "Redemption Price"). In the event of redemption of less than all of the outstanding Shares of Series B Preferred Stock, such redemption shall be pro rata.

5.2 The Corporation will furnish written notice of the redemption by first class mail to each Holder not less than 30 nor more than 60 days in advance of the Redemption Date (the “Redemption Notice”). In addition to any information required by applicable law or regulation, the Redemption Notice shall state, as appropriate:

(i)   the Redemption Date;

(ii) the total number of Shares of the Series B Preferred Stock to be redeemed from the Holder;

(iii)  that each outstanding Share of the Series B Preferred Stock to be redeemed will be redeemed for cash in an amount equal to the Redemption Price;

(iv)   that the right of the Holders to voluntarily convert Shares of the Series B Preferred Stock into Common Stock will terminate at the close of business on the Business Day preceding the Redemption Date, unless the Corporation defaults in the payment of the Redemption Price, in which event the right of the Holder to voluntarily convert will terminate upon payment of the Redemption Price; and

(v) that the Holders must surrender to the Corporation, in the manner and at the place or places designated, such physical certificate or certificates representing the Shares of the Series B Preferred Stock to be redeemed.

5.3 In order to receive the Redemption Price, a Holder must surrender to the Corporation such Holder’s certificate or certificates representing the Shares of Series B Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the Redemption Notice shall so state), in the manner and at the place or places designated in the Redemption Notice. Each surrendered certificate shall be canceled and retired. If less than all the Shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed Shares. The Redemption Price shall be paid to the Holder of the redeemed Shares within three days of the surrender of the certificates.

5.4 From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the Holders of Shares of Series B Preferred Stock designated for redemption in the Redemption Notice as holders of Series B Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such Shares, and such Shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If there is a default in payment of the Redemption Price, the Holders of the Series B Preferred Stock designated for redemption in the Redemption Notice shall remain entitled to all rights as holders of the Shares of the Series B Preferred Stock as if such Shares had not been redeemed until such Holder receives the Redemption Price for such Shares.

6. Conversion.

6.1 Each Holder shall have the right, at such Holder’s option, exercisable at any time and from time to time, to convert, subject to the terms and provisions of this Section 6 and Section 7, any or all of such Holder’s Shares of the Series B Preferred Stock into such whole number of shares of Common Stock as is equal to the number of Shares being converted multiplied by the Conversion Ratio in effect on the date of conversion, plus cash in lieu of any fractional share of Common Stock as provided in Section 6.5. To exercise such right, the Holder must deliver to the Corporation at its principal offices during usual business hours of the Corporation: (i) a written notice that the Holder elects to convert the number of Shares of the Series B Preferred Stock specified in such notice; and (ii) the certificate(s) evidencing the Shares of Series B Preferred Stock to be converted, properly endorsed or assigned for transfer. The conversion shall be deemed to occur at the close of business on the day the notice of conversion and certificate(s) are received by the Corporation.

6.2 The Series B Preferred Stock shall be converted into such whole number of shares of Common Stock as is equal to the number of Shares being converted multiplied by the Conversion Ratio in effect on the date of conversion, plus cash in lieu of any fractional share of Common Stock as provided in Section 6.5, automatically and without further action by the Corporation or any Holder, upon the closing of a Sale. The Corporation shall give notice to the Holders of the automatic conversion of the Series B Preferred Stock pursuant to this Section 6.2, whereupon each Holder shall be obligated to surrender to the Corporation the certificate(s) evidencing his or her Shares of Series B Preferred Stock, properly endorsed or assigned for transfer.

6.3 On the date of any conversion, all rights of any Holder with respect to the Shares of the Series B Preferred Stock so converted, including the rights, if any, to receive distributions of the Corporation’s assets or notices from the Corporation, will terminate, except only for the rights of any such Holder to receive certificates (if applicable) for the number of whole shares of Common Stock into which such Shares of the Series B Preferred Stock have been converted and cash in lieu of any fractional share as provided in Section 6.5.

6.4 The Corporation shall reserve out of the authorized but unissued shares of its Common Stock, sufficient shares of its Common Stock to provide for the conversion of Shares of Series B Preferred Stock from time to time as such Shares of Series B Preferred Stock are presented for conversion. The Corporation shall take all action necessary so that all shares of Common Stock that may be issued upon conversion of Shares of Series B Preferred Stock will upon issue be validly issued, fully paid and nonassessable, and free from all liens and charges in respect of the issuance or delivery thereof.

6.5 No fractional shares or securities representing fractional shares of Common Stock shall be issued upon any conversion of any Shares of the Series B Preferred Stock. If more than one Share of the Series B Preferred Stock held by the same Holder shall be subject to conversion at one time, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the conversion of all of such Shares of the Series B Preferred Stock. If the conversion of any Share or Shares of the Series B Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the fair market value of the Common Stock on the conversion date (as determined in good faith by the Board) shall be paid to such Holder in cash by the Corporation.

6.6 If the Corporation shall at any time or from time to time after the Date of Issuance effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series B Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Date of Issuance combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series B Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 6.6 shall become effective at the close of business on the date the subdivision or combination becomes effective.

6.7 If the Corporation at any time or from time to time after the Date of Issuance makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 6.7 to reflect the actual payment of such dividend or distribution.

6.8 If at any time or from time to time after the Date of Issuance , the Corporation shall fix a record date for the making of a distribution to all holders of shares of Common Stock, (i) of shares of any class of capital stock of the Corporation other than shares of Common Stock, or (ii) of evidences of indebtedness of the Corporation, or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions provided for elsewhere in this Section 6), or (iv) of Convertible Securities, provision shall be made so that the Holders of Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such event, subject to adjustment in respect of such stock or securities by the terms thereof; provided, however, that if such record date is fixed and if such distribution is not fully made on the date fixed therefor, the Holders of the Series B Preferred Stock shall only be entitled to receive upon conversion of the Series B Preferred Stock the actual number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have actually received in such distribution.

6.9 If at any time or from time to time after the Date of Issuance, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than as provided for elsewhere in this Section 6), in any such event each Holder of Series B Preferred Stock shall have the right thereafter to convert such Series B Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such Shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. Any adjustment under this Section 6.9 shall become effective at the close of business on the date the recapitalization, reclassification or change becomes effective.

6.10 Notwithstanding anything herein to the contrary, no adjustment under this Section 6 need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price.

6.11 Upon any adjustment pursuant to this Section 6, the Corporation promptly shall deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the change to the rights of the Series B Preferred Stock in effect following such adjustment.

6.12 In the event of a Redemption Notice relating to a redemption of any Shares of Series B Preferred Stock, the conversion rights described herein of the Shares designated for redemption shall terminate at the close of business on the applicable Redemption Date, unless the Redemption Price is not fully paid on such Redemption Date, in which case the conversion rights for such Shares shall continue until such price is paid in full.

7. Miscellaneous.

7.1 The Shares of the Series B Preferred Stock shall be issuable, convertible and redeemable only in whole shares and cash shall be paid in lieu of fractional shares.

7.2 The dollar amounts and share numbers set forth herein shall be subject to adjustment, as appropriate, whenever there shall occur a stock split, stock dividend, combination, reclassification or other similar event involving Shares of the Series B Preferred Stock. Such adjustments shall be made in such manner and at such time as the Board in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution. Upon any such equitable adjustment, the Corporation shall promptly deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the change to the rights of the Series B Preferred Stock in effect following such adjustment.

7.3 Shares of the Series B Preferred Stock redeemed by the Corporation or converted into Common Stock shall be retired and canceled and shall have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation.

7.4 The Corporation will provide to the holders of the Series B Preferred Stock all communications sent by the Corporation to the holders of the Common Stock and any other class of Preferred Stock.

7.5 Except as otherwise set forth herein, the Holders as such are not entitled to any preemptive or preferential right to purchase or subscribe to any capital stock, obligations, warrants or other securities of the Corporation.

Except as may otherwise be required by law, the Shares of the Series B Preferred Stock shall not have any powers, designations, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation or the Corporation's Articles of Incorporation.